SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                            =========

                            FORM 8-K

                          CURRENT REPORT

  Pursuant to Section 13 or 15(d) of the Securities Exchange Act
                             of 1934



Date of Report: APRIL 4, 2000   Commission File: 33-27652-NY



                    BUSINESSNET HOLDINGS CORP.

      (Exact Name of Registrant As Specified In Its Charter)



    DELAWARE                                 22-2946374
(State of Incorp.)                        (IRS Employer Identi-
                                             fication Number)

       6 PROSPECT STREET, SUITE 3-C, MIDLAND PARK, NJ 07432
           (Address of Principal Executive Offices)


                          (201) 493-0248
                 (Registrant's Telephone Number)















     The following current report under Section 13 or 15(d) of the Securities Exchange Act of 1934 is filed pursuant to Rule 13a-ll or Rule 15d-11:


ITEM 2: ACQUISITION OR DISPOSITION OF ASSETS

     On January 31, 2000, the Registrant completed its acquisition of 100% of the issued and outstanding Common Stock of Chemko
Optical Supplies, Inc., which was renamed EyeAmerica, Inc.  The
Company is an optical chemicals manufacturer that holds several optical technology patents, including a new process patent that allows the conversion of plastic CR-39 lenses into photochromic lenses.

  The EyeAmerica subsidiary, based in Hudson, FL, was acquired by the Registrant in January, 2000, through an exchange of Shares. In addition, an optical laboratory, production and warehouse facility in Boca Raton, FL was acquired in February, 2000 for production of the "SOLERA " product line.

     The Registrant expects a national launch of this new product line during the second quarter of 2000. The product line was introduced March 31 at the International Vision Expo held at the Jacob Javits Convention Center in New York City.

     The CR-39 plastic lenses, renowned for their durability and optical precision, represent 57% of all lenses sold in the United States with about $4.6 billion in retail sales in 1998. Photochromic tinting permits lenses to change shade and darken as brightness levels increase, and provide comfort from glare. Until the application of the Company's process chemistry to the more widely available CR-39 lens, photochromic tinting was restricted to inferior polycarbonate and glass lenses, and color choices solely in gray or brown. About 15.5% of all lenses processed in the United States, or $1.3 billion at retail in 1998, are photochromic lenses, with a compound growth rate of 12% per year (by pairs sold). The EyeAmerica photochromic patent substantially expands the market for photochromic lenses to the most popular plastic lenses and a full spectrum of fashion colors. The founder of the Company, George Kohan, has been an optical industry pioneer for 40 years. Mr. Kohan created the first one-hour eye wear company, later sold to Pearle Vision in 1970.

     The Registrant is presently evaluating several additional potential acquisitions of or joint ventures with companies in related industries, including potential international distribution and manufacturing partners.






ITEM 5:  OTHER EVENTS

Appointment of Leslie N. Bocskor as President

     The Registrant announced on January 18, 2000 that it had appointed Leslie N. Bocskor to a newly-created position of President and Chief Executive Officer of the Company. Mr. Bocskor is a New York-based investment banker specializing in new media and Internet technology. Since 1987, Mr. Bocskor has conceived and originated successful joint ventures, strategic alliances, mergers and acquisitions, and underwritings. He was a founder of investment bank Mason Cabot LLC, CostSheets.com, Inc. and Venture Catalyst, LLC, and served as a Director for Fine Point Technologies, Inc.

Spin-Off of Sunrise Entertainment, Inc. Approved; Record Date
Delayed Pending Receipt of IRS Ruling

     The Registrant also announced on January 18, 2000 that it had received shareholder approval to distribute its 40% interest in its Sunrise Entertainment, Inc. subsidiary to BusinessNet shareholders, subject to receipt of a ruling from the Internal Revenue Service to the effect that for United States federal income tax purposes no gain or loss will be recognized by holders of BusinessNet Common Stock upon receipt of Sunrise Entertainment Common Stock. The fixing of the Shareholder Record Date for this distribution will be delayed until the receipt of such ruling.


   The Registrant's Sunrise Television subsidiary, which specializes in high-definition television (HDTV) production and distribution, has been renamed Sunrise Entertainment, Inc. The Company's latest introduction to the high-definition programming market is "LIVING LEGENDS OF ROCK & ROLL: LIVE FROM ITCHYKOO PARK", the first major rock & roll festival to be shot in HDTV format.
The programming has been packaged as both a two-hour special, complete with artists' interviews, and as a 90-minute, music-only version edited for NHK Enterprises America for broadcast on the NHK Japan Network. Sunrise will also begin distribution of its extensive library of finished products, as well as projects in development.

     The distribution of shares and listing of Sunrise
Entertainment, Inc. will take place upon the completion of the appropriate securities registrations.


ITEM 6: RESIGNATION OF DIRECTOR

     On March 15, 2000, Rounsevelle W. Schaum resigned as a Director of the Company to pursue other business interests. Mr. Schaum and his investment banking firm, Newport Capital Partners, Inc., remain as consultants to the Registrant. There were no disagreements on any matters relating to the Registrant's operations, policies or practices.


                            SIGNATURES

Pursuant to the Requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


DATED: April 4, 2000          BUSINESSNET HOLDINGS CORP.



                              By:/S/ KENNETH BROWN__________
                                     Secretary